AMENDMENT NO. 5

TO

CREDIT AGREEMENT

THIS AMENDMENT NO. 5 dated as of June 17, 2013 (this “Amendment”), is entered into by and among TORTOISE MLP FUND, INC., a Maryland corporation, as the Borrower (the “Borrower”) each Lender party hereto, and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”).

RECITALS

A.    The Borrower, the Lenders and the Administrative Agent have entered into that certain Credit Agreement dated as of September 24, 2010 as amended pursuant to that certain Amendment No. 1 thereto dated as of January 13, 2011, that certain Amendment No. 2 thereto dated as of March 11, 2011, that certain Amendment No. 3 thereto dated as of September 23, 2011 and that certain Amendment No. 4 dated as of June 18, 2012 (as so amended, the “Credit Agreement”).

B.    The Borrower, the Lenders and the Administrative Agent have agreed to certain amendments to the Credit Agreement to, among other things, extend the Maturity Date.

C.    The Amendment is subject to the representations and warranties of the Borrower and upon the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. DEFINED TERMS.    Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

SECTION 2. AMENDMENTS.

2.1    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following defined terms in their entirety to read as follows:

“Applicable Rate” means (i) 1.125% with respect to any Loans and (ii) 0.15% with respect to the Commitment Fee.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Daily LIBOR Rate” means a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Administrative Agent will use the LIBOR Rate as published by Reuters (or other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) as determined at approximately 11:00 a.m. London time on the date in question, as adjusted from time to time in the Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Administrative Agent. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Maturity Date” means June 16, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.”

2.2    Section 1.01 of the Credit Agreement is hereby amended by deleting the defined term “BBA LIBOR” in its entirety.

2.3    Section 1.02 of the Credit Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical order to read as follows:

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“LIBOR” has the meaning specified in the definition of Daily LIBOR Rate.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

2.4    Section 3.01(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form and substance satisfactory to the Administrative Agent to the effect that such Foreign

Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.”

2.5    Article VII of the Credit Agreement is hereby amended by adding a new Section 5.18 to read in its entirety as follows:

“5.18    Sanctions Concerns.

The Borrower, nor any Subsidiary, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.”

2.6    Article VII of the Credit Agreement is hereby amended by adding a new Section 7.10 to read in its entirety as follows:

“7.10    Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.”

2.7    Schedule 2.01 of the Credit Agreement is hereby amended by amending and restating such Schedule in its entirety to read as set forth on the Fifth Amended and Restated Schedule 2.01 to this Amendment. Concurrently with this Amendment becoming effective (i) the Borrower shall prepay the Committed Loans outstanding on the date of this Amendment to the extent necessary to keep the outstanding Committed Loans (A) from exceeding the Aggregate Commitments as amended hereby and (B) ratable with the revised Applicable Percentages as set forth on the Fifth Amended and Restated Schedule 2.01, and (ii) Stifel Bank & Trust shall cease being a Lender under the Credit Agreement. The Borrower may request Loans to fund required prepayments; provided that such Loans shall not exceed the Aggregate Commitments as amended hereby.

SECTION 3.    LIMITATIONS ON AMENDMENTS.

3.1    The amendments set forth in Sections 2 above are effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any other amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) otherwise prejudice any right or remedy which the Lenders and the Administrative Agent may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document.

3.2    This Amendment is to be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived, are hereby ratified and confirmed and will remain in full force and effect.

SECTION 4.    REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

4.1    Immediately after giving effect to this Amendment the representations and warranties of (i) the Borrower contained in Article V of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document shall be true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

4.2     Immediately after giving effect to this Amendment, no Default or Event of Default exists.

SECTION 5.    EXPENSES. The Borrower agrees to pay to the Administrative Agent upon demand, the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which the Administrative Agent may incur in connection with the preparation, documentation, and negotiation of this Amendment and all related documents.

SECTION 6.    REAFFIRMATION. The Borrower hereby reaffirms its obligations under each Loan Document (as amended hereby) to which it is a party.

SECTION 7.    EFFECTIVENESS. This Amendment will become effective as of the date hereof upon:

(a)    the execution and delivery of this Amendment, whether the same or different copies, by the Borrower, each Lender and the Administrative Agent;

(b)    the execution and delivery of a second amended and restated Note in favor of US Bank, National Association;

(c)    the delivery of an officer certificate by a Responsible Officer of the Borrower certifying (i) resolutions adopted by the Borrower approving and consenting to this Amendment and the decrease in the Aggregate Commitments effectuated hereby, (ii) incumbency, the articles of incorporation, the bylaws and the existence and good standing of the Borrower, and (iii) providing certifications as to no Default and representations and warranties substantially as set forth in Section 4 to this Amendment;

(d)    Payment to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an upfront fee equal to 0.10% of the Aggregate Commitments; and

(e)    The delivery of a Form U-1 by the Borrower in form and substance satisfactory to the Administrative Agent.

SECTION 8.    GOVERNING LAW. This Amendment will be governed by and will be construed and enforced in accordance with the laws of the State of Kansas applicable to agreements made and prepared entirely within such State; provided that the Administrative Agent and the Lenders shall retain all rights arising under federal law.

SECTION 9.    CLAIMS, COUNTERCLAIMS, DEFENSES, RIGHTS OF SET-OFF. The Borrower hereby represents and warrants to the Administrative Agent and Lenders that it has no knowledge of any facts that would support a claim, counterclaim, defense or right of set-off.

SECTION 10.    COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts will be deemed an original of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

TORTOISE MLP FUND, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:	Jeffrey P. Yoakum
Title:	Senior Vice President

STIFEL BANK & TRUST, as a Lender

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

FIFTH AMENDED AND RESTATED SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A.	$27,500,000.00	45.833333333%

The Bank of Nova Scotia	$18,500,000.00	30.833333333%

U.S. Bank, National Association	$14,000,000.00	23.333333334%

Total	$60,000,000.00	100.000000000%